EXHIBIT 10.13

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

October 6, 2023

Heather Rees

[*]

*Delivered via email

Dear Heather,

A significant factor in our success at Atossa Therapeutics is our people and the effort and talent they bring to the workplace. In recognition of this importance, we are pleased to inform you that effective October 6, 2023, you will be promoted to Senior Vice President, Finance and Principal Accounting Officer reporting to me. Your new annual salary will be $360,000 and your targeted bonus potential will also increase to 35% of your annual base pay.

In addition, if your employment is terminated by the Company without Cause (other than by reason of death or disability) or if you resign with Good Reason, in either event not within 30 days before or 12 months after a Change in Control, you will be entitled to receive the following.

•
a pro rata portion of the actual bonus that would have been earned for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to company employees.
•
full acceleration of the vesting of all outstanding equity awards

“Cause” shall mean (A) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (B) Employee’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (C) any act of fraud by Employee in the performance of Employee’s duties or (D) Employee’s material breach of any Agreement with the Company or any of the Company’s material policies. The determination of Cause shall be made by the Board of Directors or the Committee, in its good faith discretion. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Employee’s written consent, provided, in each case, that such event is not cured within 30 days after the Company receives notice from Employee specifying in reasonable detail the event which constitutes Good Reason: (1) any failure by the Company to pay Employee’s Base Salary or Annual Bonus (if any) when due; (2) a reduction in Employee’s Base Salary or Target Annual Bonus (excluding any change in value of equity incentives); or (3) any diminution in Employee’s title or any substantial and sustained diminution in Employee’s duties. “Good Reason” shall cease to exist for an event on the 90th day following Employee’s knowledge thereof, unless Employee has given the Company Notice thereof prior to such date.

In your time with Atossa, you have demonstrated your work ethic, dedication, and your superb qualifications. We have faith that you will continue to excel in your new position and hope that you continue to develop your potential here at Atossa.

Congratulations on this promotion, and we look forward to your contributions in your new position.

Thank you for being such an asset to Atossa Therapeutics and for your loyal service.

Sincerely,

/s/ Steve Quay

Steven Quay

CEO & President

/s/ Heather Rees 10/6/2023

Acknowledgement of receipt – Heather Rees Date